Exhibit 10.3
SECOND AMENDMENT
TO THE
FIFTH AMENDED AND RESTATED SYSCO CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
     THIS SECOND AMENDMENT TO THE FIFTH AMENDED AND RESTATED SYSCO CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN (this “Amendment”).
     WHEREAS, Sysco Corporation (“Sysco”) has adopted that certain Fifth Amended and Restated Sysco Corporation Executive Deferred Compensation Plan (the “Plan”) pursuant to a plan document effective generally as of July 2, 2008; and
     WHEREAS, pursuant to Section 9.1 of the Plan, the Board of Directors of Sysco or the Committee may amend the Plan at any time by an instrument in writing; and
     WHEREAS, the Committee has determined that it is in the best interests of Sysco to amend the Plan to (i) narrow the definition of “Disability” to conform the Plan to administrative practice; (ii) clarify the definition of the bonus eligible for deferral under the Plan; (iii) remove certain provisions that were applicable only for the limited transition period under Section 409A of the Code; (iv) clarify the order in which the parachute cutback provisions will apply; and (v) clarify certain administrative procedures to ease administration of the Plan and ensure compliance with Section 409A of the Code.
     NOW, THEREFORE, the Plan is hereby amended as follows, effective as of July 2, 2009.
(Capitalized terms used but not otherwise defined herein shall have the meaning given them in the Plan.)
     1. Article I of the Plan is hereby amended by deleting the definition of “Disability” in its entirety and replacing it with the following:
        “Disability. “Disability” means that a Participant has been determined by the Social Security Administration to be totally disabled.”
     2. Article I of the Plan is hereby amended by deleting the definition of “In-Service Distribution Date” and replacing it with the following:
        “In-Service Distribution Date. “In-Service Distribution Date” means January 31st of the calendar year selected by the Participant during which the Participant’s applicable In-Service Account shall be paid.”
     3. Article I of the Plan is hereby amended by deleting the definition of “MIP Bonus” in its entirety and replacing it with the following:
        “MIP Bonus. “MIP Bonus” means a bonus awarded or to be awarded to the Participant under the Management Incentive Plan, or any bonus awarded or to be awarded to a Participant as a substitute for or in lieu of such Participant’s MIP Bonus for a Plan Year (including any amounts paid as a substitute for or in lieu of such MIP Bonus pursuant to a severance agreement or other arrangement providing for post-retirement benefits), or such other annual incentive bonus determined by the Committee in its sole discretion.”
     4. Article II of the Plan is hereby amended by adding a new Section 2.3 which shall provide as follows:
     “2.3 Benefits Upon Re-employment. If a Participant, who as a result of a Separation from Service or Disability is receiving or is eligible to receive a distribution of his Account pursuant to Section 6.2, 6.3, or 6.4, is subsequently re-employed by Sysco or an Affiliate, distributions shall commence as provided in Section 6.2, 6.3, or 6.4 without regard to his re-employment, or in the case of a Participant receiving installment payments pursuant to Section 6.2 or 6.3 as of his re-employment date, such payments shall continue unchanged. A separate Account shall be established by the Committee to account for any Deferrals or Company Matches credited on behalf of the Participant, if any, following such Participant’s re-employment.”
     5. Section 6.5 is hereby deleted in its entirety and replaced with the following:
     “6.5 In-Service Distributions. Each In-Service Distribution shall be paid in a lump sum on the In-Service Distribution Date, or as soon as administratively practicable thereafter. Notwithstanding a Participant’s election to receive an In-Service Distribution of some or all of the Participant’s Account, if the Participant’s Retirement, Disability, death or Termination, as applicable, occurs prior to any In-Service Distribution Date(s), the Participant’s remaining In-Service Account balance(s) (after making any In-Service Distributions with respect to In-Service Distribution Date(s) occurring prior to such Participant’s Retirement, death, Disability or Termination but not otherwise paid) shall be distributed pursuant to the Plan’s provisions regarding distributions upon Retirement, Disability, death or Termination, as applicable.”
     6. Section 6.6(b) of the Plan is amended by deleting the last sentence of such Section.
     7. Section 6.11 is hereby deleted in its entirety and replaced with the following:
     “6.11 Restrictions on any Portion of Total Payments Determined to be Excess Parachute Payments. If any payment or benefit received or to be received by a Participant in connection with a “change of control” (as defined in Section 280G of the Code and the Treasury Regulations thereunder) of Sysco would either (i) result in such payment not being deductible, whether in whole or in part, by Sysco or any Subsidiary, as a result of Section 280G of the Code, and/or (ii) result in the Participant being subject to the excise tax imposed under Section 4999 of the Code, and a reduction under the Sysco Corporation Supplemental Executive Retirement Plan (including the Program) or any other non-qualified defined benefit or defined contribution plan sponsored by Sysco or any Subsidiary (or any company for which the Participant worked that was acquired by Sysco or any Subsidiary) and approved by the Committee, as applicable, is not sufficient to cause all benefits paid under this Plan to be deductible (and/or not subject to the excise tax under Section 4999 of the Code), then the benefits payable under this Plan shall be reduced until no portion of the Total Payments is not deductible as a result of Section 280G of the Code, or the benefits payable under this Plan have been reduced to an amount equal to the credit balance of the Participant’s Account attributable to Deferrals, as adjusted for deemed Investment earnings and losses pursuant to Sections 4.4 and 4.5. In determining this limitation: (a) no portion of the Total Payments which the Participant has waived in writing prior to the date of the payment of benefits under this Plan will be taken into account, (b) no portion of the Total Payments which tax counsel, selected by Sysco’s independent auditors and acceptable to the Participant and reasonably acceptable to Sysco (“Tax Counsel”), determines not to constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code will be taken into account (including, without limitation, amounts not treated as a “parachute payment” as a result of the application of Section 280G(d)(4)(A)), (c) no portion of the Total Payments which Tax Counsel, determines to be reasonable compensation for services rendered within the meaning of Section 280G(d)(4)(B) of the Code will be treated as an “excess parachute payment” in the manner provided by Section 280G(d)(4)(B), and (d) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by Sysco’s independent auditors in accordance with Sections 280G(b)(3) and (4) of the Code. Notwithstanding anything herein or otherwise to the contrary, the Compensation Committee of the Board of Directors, may, within its sole discretion and pursuant to an agreement approved by the Compensation Committee, waive application of this Section 6.11, when it determines that specific situations warrant such action.”
     8. Article VI of the Plan is hereby amended by deleting Section 6.13 in its entirety.
     9. Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.
(Signatures on the following page)

     IN WITNESS WHEREOF, Sysco has caused this First Amendment to be executed this 24th day of September, 2009, effective as set forth herein.

SYSCO CORPORATION
By:	/s/ Michael C. Nichols
	Name:	Michael C. Nichols
	Title:	Sr. Vice President, General Counsel and Corporate Secretary

ATTEST:

By:	/s/ Russell T. Libby
Name:	Russell T. Libby
Title:	Vice President and Associate General Counsel